 EXHIBIT 99.1

For Immediate Release

Citadel Exploration Announces Facility Upgrade Complete New Drilling to Commence in 30 days.

Newport Beach, CA, June 6, 2016 - Citadel Exploration, Inc. (OTCQB: COIL) (“Citadel” or “the Company”), a pure-play California oil company with operations in the San Joaquin Basin of California, is pleased to announce the completion of production and dehydration facility upgrades at the recently acquired Kern Bluff Oil Field. Additionally Citadel has filed permits for three new development wells, which are expected to be drilled, completed and on production in the next 45 days. These three wells coupled with the 8 shut-in wells that were recompleted by Citadel in the fourth quarter of 2015, should result in daily production of 150-200 gross barrels of oil per day. Citadel has a 100% working interest in the field and an 78% net revenue interest.

"With oil prices cratering during the first quarter to a low of $27.00 in February, we elected to shut wells in and focus our capital expenditures on infrastructure to avoid future bottlenecks once oil prices rebounded. With oil prices approaching $50.00 a barrel, now is the time to begin executing on our redevelopment strategy,” said Mr. Armen Nahabedian Citadel’s President & CEO. “The three planned development wells will be the first drilled in this field since 1996. These wells will set the stage for our next 20 development wells as we strive to exit 2016 at 500 barrels of oil per day, and move into 2017 with a target of 1,000 barrels of oil per day,” he added.

Citadel’s CFO Phil McPherson is scheduled to present to investors on Thursday June 7th at the LD Micro Conference in Los Angeles. The conference is being held at the Luxe Sunset Boulevard Hotel. Citadel is scheduled to present at 9:00 am Pacific. A new investor presentation is available at Citadel’s website: www.citadelexploration.com

"Our first new well in this field, the American Beauty #1 is scheduled to begin drilling in late June and will be followed by Shakedown St. #2 and Mississippi Queen #3 all wells will be drilled to approximately 1,150 feet,” said Mr. McPherson. “The Kern Bluff Oil Field has five separate oil bearing zones, these first wells will target two of the three benches of the Santa Margarita and the Transition zone.” he added.

Citadel recently reported the conversion of a $3,500,000 term loan into Series A. Participating Preferred. Citadel has also raised an additional $1,200,000 in Series A. Participating Preferred stock, bringing the total amount issued to $4,700,000. The Series A, has a three year term, converts at $0.20 a share and carries a 10% coupon, which can be PIK (paid in kind) during the first year. The Series A also carries a 2% overriding royalty (ORRI) on the Kern Bluff Oil Field. Once the Series A. converts into common stock, the ORRI is reduced to 1% in perpetuity. Upon Series A. conversion, Citadel will have 62.3MM shares issued and 72.3MM fully diluted including stock options.

About Citadel Exploration, Inc.:

Citadel Exploration (OTCQB: COIL) is a pure-play California oil company with operations in the San Joaquin Basin of California. Citadel has a broad portfolio of capital investment opportunities arising from management’s extensive knowledge of the geology and the history of oil and gas exploration and development in California.

Citadel currently is focusing its efforts on two primary prospects:  The recently acquired Kern Bluff Oil Field and the 3,000 acre Yowlumne Project located in the Southern San Joaquin Basin of Kern County.

Citadel prides itself on its legacy of discovery and innovation in the industry, and is committed to a plan of careful, deliberate growth tempering risk by focusing on historically successful projects.  The best place to find oil is where it has already been found.

Citadel will be hosting an investor day at the Kern Bluff Oil Field on Saturday June 25th. For information on attending, please contact the Company.

Company Contact:

Phil McPherson – CFO

949-612-8040